As filed with the Securities and Exchange Commission on January 10, 2025.

Registration Statement No. 333-283315

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Applied DNA Sciences, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	7380	59-2262718
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

50 Health Sciences Drive

Stony Brook, New York 11790

631-240-8800

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

James A. Hayward, Ph.D., Sc.D.
Chairman and Chief Executive Officer
Applied DNA Sciences, Inc.
50 Health Sciences Drive
Stony Brook, New York 11790
631-240-8801

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Merrill M. Kraines

Todd Kornfeld

McDermott Will & Emery LLP

One Vanderbilt Avenue

New York, New York 10017-3852

(212)

547-5616

Approximate date of commencement of proposed sale to the public:

From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where such offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JANUARY 10, 2025

Up to 20,312,500 shares of Common Stock underlying the Series C Warrants

Up to 20,312,500 shares of Common Stock underlying the Series D Warrants

Up to 1,015,625 shares of Common Stock underlying the Placement Agent Warrants

Applied DNA Sciences, Inc.

This prospectus relates to the resale from time to time, by the selling stockholders (the “Selling Stockholders”) identified in this prospectus under the caption “Selling Stockholders,” of up to an aggregate of 41,640,625 shares of common stock, par value $0.001 per share (the “Common Stock”), which the selling stockholders (the “Selling Stockholders”) may acquire upon the exercise of outstanding warrants, consisting of (i) 20,312,500 Series C Warrants (the “Series C Warrants”), (ii) 20,312,500 Series D Warrants (“Series D Warrants”, and, together with the Series C Warrants, the “Series Warrants”) and (iii) 1,015,625 Placement Agent Warrants (“Placement Agent Warrants”, and together with the Series Warrants, the “Private Placement Warrants”).

We issued the Series Warrants to the Selling Stockholders in a private placement concurrent with a registered direct offering (the “Offering”) of 19,247,498 shares of Common Stock and pre-funded warrants (the “Pre-Funded Warrants”) to purchase 1,065,002 shares of Common Stock. We issued the Placement Agent Warrants to the Selling Stockholders pursuant to that certain engagement letter dated August 23, 2024, by and between the Company and Craig-Hallum Capital Group LLC (“Craig Hallum”).

The exercisability of the Private Placement Warrants will be available only upon receipt of such stockholder approval (the “Warrant Stockholder Approval”) as may be required by the applicable rules and regulations of The Nasdaq Stock Market LLC. Each Series C Warrant has an exercise price of $0.32 per share of Common Stock, will become exercisable upon the first trading day (the “Stockholder Approval Date”) following the Company’s notice to warrantholders of Warrant Stockholder Approval, and will expire on the five-year anniversary of the Stockholder Approval Date. Each Series D Warrant has an exercise price of $0.32 per share of Common Stock, will become exercisable upon the Stockholder Approval Date, and will expire on the 18-month anniversary of the Stockholder Approval Date. Each Placement Agent warrant has an exercise price of $0.32, will become exercisable upon the Stockholder Approval date and will expire on October 30, 2029. We have agreed to hold a special meeting of stockholders on January 23, 2025 to obtain Warrant Stockholder Approval (the “Special Meeting”).

The closing of the issuance and sale of the Private Placement Warrants, Common Stock and Pre-Funded Warrants was consummated on October 31, 2024.

The Selling Stockholders of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. See “Plan of Distribution” in this prospectus for more information. We will not receive any proceeds from the resale or other disposition of the Common Stock by the Selling Stockholders. However, we will receive the proceeds of any cash exercise of the Private Placement Warrants. See “Use of Proceeds” beginning on page 13 and “Plan of Distribution” beginning on page 17 of this prospectus for more information.

Our Common Stock is listed on Nasdaq under the symbol “APDN.” On January 8, 2025, the last reported sale price of our Common Stock was $0.20 per share.

We are a “smaller reporting company,” as defined under the federal securities laws and, as such, have elected to comply with certain reduced reporting requirements for this prospectus and may elect to do so in future filings. See the section titled “Implications of Being a Smaller Reporting Company.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

The date of this prospectus is                 , 2025.

TABLE OF CONTENTS

Prospectus

i

ABOUT THIS PROSPECTUS

The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus, or in a related free writing prospectus, or documents to which we otherwise refer you. We have not authorized anyone else to provide you with different information.

We have not authorized any dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any related free writing prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any related free writing prospectus. This prospectus and any related free writing prospectus, if any, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any related free writing prospectus, if any, constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any related free writing prospectus, if any, is accurate on any date subsequent to the date set forth on the front of such document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any related free writing prospectus is delivered or securities are sold on a later date.

We have not done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourself about and to observe any restrictions relating as to this offering and the distribution of this prospectus and any such free writing prospectus outside the United States.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus and in the documents we incorporate by reference in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. After you carefully read this summary, to fully understand our Company and this offering and its consequences to you, you should read this entire prospectus and any related free writing prospectus authorized by us, including the information referred to under the heading “Risk Factors” in this prospectus beginning on page 8, and any related free writing prospectus, as well as the other documents that we incorporate by reference into this prospectus, including our financial statements and the notes to those financial statements, which are incorporated herein by reference from our Annual Report on Form 10-K for the year ended September 30, 2024, filed on December 17, 2024. Please read “Where You Can Find More Information” on page 23 of this prospectus.

In this prospectus, unless context requires otherwise, references to “we,” “us,” “our,” or “the Company” refer to Applied DNA Sciences, Inc., a Delaware corporation and its consolidated subsidiaries. Our trademarks currently used in the United States include Applied DNA Sciences®, SigNature® molecular tags, SigNature® T molecular tags, fiberTyping®, SigNify®, Beacon®, CertainT®, LineaDNA®, Linea RNAPTM, Linea™ COVID-19 Diagnostic Assay Kit, safeCircle® COVID-19 testing and TR8TM pharmacogenetic testing. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. All trademarks, service marks and trade names included in this prospectus are the property of the respective owners.

Applied DNA Sciences, Inc.

Introduction

We are a biotechnology company developing and commercializing technologies to produce and detect deoxyribonucleic acid (“DNA”) and ribonucleic acid (“RNA”). Using polymerase chain reaction (“PCR”) to enable the production and detection of DNA and RNA, we currently operate in three primary business markets: (i) the enzymatic manufacture of synthetic DNA for use in the production of nucleic acid-based therapeutics (including biologics and drugs), as well as the development and sale of a proprietary RNA polymerase (“RNAP”) for use in the production of messenger RNA (“mRNA”) therapeutics (“Therapeutic DNA Production Services”); (ii) the detection of DNA and RNA in molecular diagnostics and genetic testing services (“MDx Testing Services”); and (iii) the manufacture and detection of DNA for industrial supply chains and security services (“DNA Tagging and Security Products and Services”).

Our current growth strategy is to primarily focus our resources on the further development, commercialization, and customer adoption of our Therapeutic DNA Production Services, including the expansion of our contract development and manufacturing operation (“CDMO”) for the manufacture of synthetic DNA and associated enzymes for use in the production of nucleic acid-based therapies.

We will continue to update our business strategy and monitor the use of our resources regarding our various business segments. The Company’s management is currently engaged in a strategic review of the Company’s business segments that may result in the closure or divestiture of the Company’s DNA Tagging and Security Products and Services and/or MDx Testing Services, as well as workforce reductions and potential management changes. To this end, on December 17, 2024, the Company announced it is exploring the potential closure or divestiture of its DNA Tagging and Security Products and Services business segment. No assurance can be given that a closure or divestiture will be completed. Further, the definitive terms and structure of any possible closure or divestiture have not been determined or approved by the Company’s board of directors (the “Board of Directors”). Although the purpose of any closure or divestiture would be to reduce the Company’s expenses and effectuate cost savings, it is possible that there may be related restructuring costs. We expect that based on available opportunities and our beliefs regarding future opportunities, we will continue to modify and refine our business strategy.

Therapeutic DNA Production Services

Through our LineaRX (“LRx”), Inc. subsidiary we are developing and commercializing our LineaDNA and Linea IVT platforms for the manufacture of synthetic DNA and associated enzymes for use in the production of nucleic acid-based therapeutics.

LineaDNA Platform

Our LineaDNA platform is our core enabling technology, and enables the rapid, efficient, and large-scale cell-free manufacture of high-fidelity DNA sequences for use in the manufacturing of a broad range of nucleic acid-based therapeutics. The LineaDNA platform enzymatically produces a linear form of DNA we call “LineaDNA” that is an alternative to plasmid-based DNA manufacturing technologies that have supplied the DNA used in biotherapeutics for the past 40 years.

As of the third quarter of calendar year 2024, there were 4,099 gene, cell and RNA therapies in development from preclinical through pre-registration stages, almost all of which use DNA in their manufacturing process. (Source: ASGCT Gene, Cell & RNA Therapy Landscape: Q3 2024 Quarterly Report). Due to what we believe are the LineaDNA platform’s numerous advantages over legacy nucleic acid-based therapeutic manufacturing platforms, we believe this large number of therapies under development represents a substantial market opportunity for the LineaDNA platform to supplant legacy manufacturing methods in the manufacture of nucleic acid-based therapies although no assurance can be given that we will be successful in exploiting this market opportunity.

We believe our LineaDNA platform holds several important advantages over existing cell-based plasmid DNA manufacturing platforms. Plasmid-based DNA manufacturing is based on the complex, costly and time-consuming biological process of amplifying DNA in living bacterial cells. Once amplified, the DNA must be separated from the living cells and other process contaminants via multiple rounds of purification, adding further complexity and costs. Unlike plasmid-based DNA manufacturing, the LineaDNA platform does not require living cells and instead amplifies DNA via the enzymatic process of PCR. The LineaDNA platform is simple and can rapidly produce very large quantities of DNA without the need for complex purification steps.

We believe the key advantages of the LineaDNA platform include:

•	Speed – Production of LineaDNA can be measured in terms of hours, not days and weeks as is the case with plasmid-based DNA manufacturing platforms.

•	Scalability – LineaDNA production takes place on efficient bench-top instruments, allowing for rapid scalability in a minimal footprint.

•	Purity – DNA produced via PCR is pure, resulting in only large quantities of only the target DNA sequence. Unwanted DNA sequences such as the plasmid backbone and antibiotic resistance genes, inherent to plasmid DNA, are not present in LineaDNA.

•	Simplicity – The production of LineaDNA is streamlined relative to plasmid-based DNA production. LineaDNA requires only four primary ingredients, does not require living cells or complex fermentation systems and does not require multiple rounds of purification.

•	Flexibility – DNA produced via the LineaDNA platform can be easily chemically modified to suit specific customer applications. In addition, the LineaDNA platform can produce a wide range of complex DNA sequences that are difficult to produce via plasmid-based DNA production platforms. These complex sequences include inverted terminal repeats and long homopolymers such as polyadenylation sequences (poly (A) tail) important for gene therapy and mRNA therapies, respectively.

Preclinical studies conducted by the Company have shown that LineaDNA is substitutable for plasmid DNA in numerous nucleic acid-based therapies, including:

•	DNA vaccines;

•	DNA templates to produce RNA, including mRNA therapeutics;

•	adoptive cell therapy (CAR-T) manufacturing; and

•	homology-directed repair (HDR)-mediated gene editing.

Further, we believe that LineaDNA is also substitutable for plasmid DNA in the following nucleic acid-based therapies:

•	viral vector manufacturing for in vivo and ex vivo gene editing;

•	clustered regularly interspaced short palindromic repeats-mediated gene therapy; and

•	non-viral gene therapy.

Linea IVT Platform

The number of mRNA therapies under development is growing at a rapid rate, thanks in part to the success of the mRNA COVID-19 vaccines. mRNA therapeutics are produced via a process called in vitro transcription (“IVT”) that requires DNA as a starting material. As of the third quarter of calendar 2024, there were over 450 mRNA therapies under development, with the majority of these therapies (67%) in the preclinical stage (Source: ASGCT Gene, Cell & RNA Therapy Landscape: Q3 2024 Quarterly Report). The Company believes that the mRNA market is in a nascent stage that represents a large growth opportunity for the Company via the production and supply of DNA critical starting materials and RNAP to produce mRNA therapies.

In August 2022, the Company launched DNA IVT templates manufactured via its LineaDNA platform that have resulted in evaluations of the Company’s IVT templates by numerous therapeutic developers and CDMOs in the United States and the Asia-Pacific. In addition, the Company’s IVT templates are currently under late-stage evaluations by two therapeutic developers and one CDMO for use as DNA templates for the production of mRNA intended for clinical use in calendar year 2025. However, there can be no assurance that related contracts will be entered into. In response to this demand, the continued growth of the mRNA therapeutic market, and the unique abilities of the LineaDNA platform, the Company acquired Spindle Biotech, Inc. (“Spindle”) in July 2023 to potentially increase its mRNA-related total addressable market (“TAM”) to include the manufacture and sale of RNAP for use in conjunction with our LineaDNA IVT templates.

Through our acquisition of Spindle, we launched our Linea IVT platform in July 2023, which combines Spindle’s proprietary high-performance RNAP, now marketed by the Company as Linea RNAP, with our enzymatically produced LineaDNA IVT templates. We believe the Linea IVT platform enables our customers to make better mRNA, faster. Based on data generated by the Company, we believe the integrated Linea IVT platform offers the following advantages over conventional mRNA production to therapy developers and manufacturers:

•	The prevention or reduction of double stranded RNA (“dsRNA”) contamination resulting in higher target mRNA yields with the potential to reduce downstream processing steps. dsRNA is a problematic immunogenic byproduct produced during conventional mRNA manufacture;

•	delivery of IVT templates in as little as 14 days for milligram scale and 30 days for gram scale;

•	reduced mRNA manufacturing complexities; and

•	potentially enabling mRNA manufactures to produce mRNA drug substance in less than 45 days.

According to the Company’s internal modeling, the ability to sell both LineaDNA IVT templates and Linea RNAP under the Linea IVT platform potentially increases the Company’s mRNA-related TAM by approximately 3-5x as compared to selling LineaDNA IVT templates alone, while also providing a more competitive offering to the mRNA manufacturing market. Currently, Linea RNAP is produced for the Company under an ISO 13485 quality system by Alphazyme, LLC (“Alphazyme”) a third-party CDMO located in the United States, which the Company believes is sufficient for early-stage clinical use of the enzyme. In conjunction with Alphazyme, the Company recently completed manufacturing process development work on its Linea RNAP to increase the production scale of the enzyme and reduce unit costs.

Manufacturing Scale-up

The Company plans to offer several quality grades of Linea DNA, each of which will have different permitted uses.

Quality Grade	Permitted Use	Company Status
GLP	Research and pre-clinical discovery	Currently available
GMP for Starting Materials	DNA critical starting materials for the production of mRNA therapies	Planned availability in January 2025 (GMP Site 1)
GMP	DNA biologic, drug substance and/or drug product	Planned availability in first half of CY 2026 (1) (GMP Site 2)
(1)	Dependent on the availability of future funding.

We are currently manufacturing LineaDNA pursuant to Good Laboratory Practices (“GLP”) and have recently completed the buildout of a fit for purpose manufacturing facility within our current Stony Brook, NY laboratory space capable of producing LineaDNA IVT templates under Good Manufacturing Practices (“GMP”) suitable for use as a critical starting material for clinical and commercial mRNA therapeutics. We are currently conducting final certification of the facility and anticipate full operational status by the end of January 2025 (“GMP Site 1”). Accordingly, on January 10, 2025 the Company announced its readiness to accept GMP customer orders for IVT templates to be manufactured in GMP Site 1 upon full operation status. We also plan to offer additional capacity for LineaDNA IVT templates as well as capacity for LineaDNA materials manufactured under GMP suitable for use as, or incorporation into, a biologic, drug substance and/or drug product, with availability expected during the first half of calendar year 2026, dependent upon the availability of future funding and customer demand (“GMP Site 2”). GMP is a quality standard used globally and by the U.S. Food and Drug Administration (“FDA”) to ensure pharmaceutical quality. Drug substances are the pharmaceutically active components of drug products.

Segment Business Strategy

Our business strategy for our Therapeutic DNA Production Services is to capitalize upon the rapid growth of mRNA therapies in the near term via our planned near term future availability of LineaDNA IVT templates manufactured under GMP at our GMP Site 1, while at the same time laying the basis for additional clinical and commercial applications of LineaDNA with our future planned availability of LineaDNA manufactured under GMP suitable for use as, or incorporation into, a biologic, drug substance and/or drug product at planned GMP Site 2. Planned GMP Site 2 may also be used for additional LineaDNA IVT template manufacturing if customer demand exceeds capacity of GMP Site 1. In addition, we believe GMP Site 1 is capable of manufacturing LineaDNA for use as, or incorporation into, a biologic, drug substance, and/or drug product manufacturing via facility upgrades to its existing footprint.

Our current plan is: (i) through our Linea IVT platform and planned near term future GMP manufacturing capabilities for IVT templates at GMP Site 1 to secure commercial-scale supply contracts with clinical and commercial mRNA and/or self-amplifying mRNA (“sa-RNA”) manufacturers for LineaDNA IVT templates and/or Linea RNAP as critical starting materials; (ii) to utilize our current GLP production capacity for non-IVT template applications to secure supply and/or development contracts with pre-clinical therapy developers that use DNA in their therapy manufacturing, and (iii) upon our development of our planned future LineaDNA production under GMP suitable for use as, or incorporation into, a biologic, drug substance and/or drug product at planned GMP Site 2 and/or our upgrade to GMP Site 1, to convert existing and new LineaDNA customers into large-scale supply contracts to supply LineaDNA for clinical and commercial use as, or incorporation into, a biologic, drug substance and/or drug product in a wide range of nucleic acid therapies. In addition, the Company plans to utilize its planned DNA manufacturing capabilities in GMP Site 1 and/or GMP Site 2 to convert new and existing LineaDNA IVT template customers to LineaIVT platform customers to increase the Company’s mRNA-related TAM.

Until our GMP Site 1 to produce DNA critical starting materials (DNA IVT templates) for mRNA manufacturing is operational we will not be able to realize significant revenues from this business. If we were to expand our facilities to enable GMP production of LineaDNA for use as, or incorporation, into a biologic, drug substance and/or drug product as planned for GMP Site 2, the additional CAPEX may be up to approximately $10 million which would require additional funding. We anticipate upgrades to GMP Site 1 to enable the manufacture of LineaDNA for use as, or incorporation into, a biologic, drug substance and/or drug product manufacture to cost less than $1 million. Potential upgrades to GMP Site 1 would not alter its current footprint within our existing laboratory space. We anticipate that a GMP Site 2 would require us to acquire additional space.

MDx Testing Services

Through Applied DNA Clinical Labs, LLC (“ADCL”), we leverage our expertise in DNA and RNA detection via PCR to provide and develop clinical molecular diagnostics and genetic (collectively “MDx”) Testing Services. ADCL is a New York State Department of Health (“NYSDOH”) clinical laboratory improvement amendments (“CLIA”)-certified laboratory which is currently permitted for virology and genetics (molecular). In providing MDx Testing Services, ADCL employs its own or third-party molecular diagnostic tests.

We have successfully internally validated our pharmacogenomics testing services (the “PGx Testing Services”). Our PGx Testing Services utilizes a 120-target PGx panel test to evaluate the unique genotype of a specific patient to help guide the patient’s healthcare provider in making individual drug therapy decisions. Our PGx Testing Services are designed to interrogate DNA targets on over 33 genes and provide genotyping information relevant to certain cardiac, mental health, oncology, and pain management drug therapies.

On June 12, 2024 we received full approval from NYSDOH for our PGx Testing Services. Recently published studies show that population-scale PGx enabled medication management can significantly reduce overall population healthcare costs, reduce adverse drug events, and increase overall population wellbeing. These benefits can result in significant cost savings to large entities and self-insured employers, the latter accounting for approximately 65% of all U.S. employers in 2022.We plan to leverage our PGx Testing Services to provide PGx testing services to large entities, self-insured employers and healthcare providers, as well as concierge healthcare providers.

On September 11, 2024, we announced that ADCL has launched an expansion of its clinical testing services for the detection of Mpox (formerly monkeypox) to include testing for both Mpox Clade I and Clade II. The launch of the expanded Mpox testing service comes after ADCL’s interaction with relevant regulatory bodies, including the NYSDOH and the FDA. The Company believes that ADCL will be able to support New York and other states’ response to the threat of Mpox. ADCL’s Linea Mpox Virus 1.0 Assay was previously approved as a laboratory-developed test for the detection of Mpox Clade II by NYSDOH in September 2022. In August 2024, ADCL conducted additional validation testing showing the Assay can also detect the genetic sequence of Mpox Clade I, which is the subject of the World Health Organization’s (WHO) August 14, 2024 declaration of a public health emergency of international concern. ADCL will provide the testing service from its CLEP/CLIA molecular diagnostics laboratory in Stony Brook, N.Y. There can be no assurance that we will be able to generate revenue and profits from Mpox testing.

Historically, the majority of our revenue attributable to our MDx Testing Services has been derived from our safeCircle® COVID-19 testing solutions, for which testing demand has significantly declined commencing in our fiscal third quarter of 2023, resulting in substantially reduced revenues. We expect future demand for COVID-19 testing to continue to be reduced and we may terminate COVID-19 testing services in the future.

DNA Tagging and Security Products and Services

By leveraging our expertise in both the manufacture and detection of DNA via PCR, our DNA Tagging and Security Products and Services allow our customers to use non-biologic DNA tags manufactured on our LineaDNA platform to mark objects in a unique manner and then identify these objects by detecting the absence or presence of the DNA tag. The Company’s core DNA Tagging and Security Products and Services, which are currently marketed collectively as a platform under the trademark CertainT®, include:

•

SigNature® Molecular Tags, which are short non-biologic DNA taggants produced by the Company’s LineaDNA platform, provide a methodology to authenticate goods within large and complex supply chains with a focus on cotton, nutraceuticals and other products.

•	SigNify® portable DNA readers and SigNify consumable reagent test kits provide definitive real-time authentication of the Company’s DNA tags in the field.

•	fiberTyping® and other product genotyping services use PCR-based DNA detection to determine a cotton species or cultivar, via a product’s naturally occurring DNA sequence for the purposes of product provenance authentication.

•	Isotopic analysis testing services, provided in partnership with third-party labs, use cotton’s carbon, hydrogen and oxygen elements to indicate origin of its fiber through finished goods.

To date, our largest commercial application for our DNA Tagging and Security Products and Services is in the tracking and provenance authentication of cotton.

On December 17, 2024, the Company announced it is exploring the potential closure or divestiture of its DNA Tagging and Security Products and Services business segment. No assurance can be given that a closure or divestiture will be completed.

Recent Developments

Warrant Exercises

In December of 2024 and January of 2025, an aggregate of 3,643,164 of our May 2024 Series A Warrants (as defined below) to purchase shares of our Common Stock were exercised, with 421,164 of such May 2024 Series A Warrants being exercised at a purchase price of $0.19 per share, and 3,222,000 of such May 2024 Series A Warrants being exercised at a purchase price of $0.20 per share, for aggregate total proceeds of approximately $729,000.

Company’s Announcement of Exploration of Closure or Divestiture of Business Segment and Changes to Management Team

On December 17, 2024, that Company announced its intention to restructure its operations to prioritize its Therapeutic DNA Production Services and is exploring the closure or divestiture of its DNA Tagging and Security Products and Services business segment. In association with the potential closure or divestiture, the Company is targeting a 15% reduction of its operating expenses in fiscal year 2025 as compared to fiscal year 2024. The Company projects that these cost reductions are expected to be completed in the second quarter of fiscal 2025, ending March 31, 2025.

The Company also announced the appointment of Judith Murrah, its Chief Operating Officer, Chief Information Officer and Secretary as President of the Company, effective December 13, 2024. Ms. Murrah assumes the role of President from Dr. James Hayward, the Company’s Chief Executive Officer and Chairman of the Board of Directors, who voluntarily resigned as President, effective December 13, 2024. Dr. Hayward will continue in his roles as Chief Executive Officer and Chairman of the Board of Directors.

Additionally, the Company announced the appointment of Clay Shorrock, the Company’s current Chief Legal Officer and Executive Director of Business Development, as President of LRx, the Company’s 98% owned subsidiary, effective December 13, 2024.

Nasdaq Minimum Bid Price Requirement Deficiency Notification

On November 12, 2024, the Company received written notice (the “Notification Letter”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it is not in compliance with the minimum bid price requirements set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on The Nasdaq Capital Market. Nasdaq Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of $1.00 per share, and Nasdaq Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of thirty (30) consecutive business days (collectively, the “Bid Price Rule”). Based on the closing bid price of the Company’s Common Stock for the thirty-one (31) consecutive business days from September 27, 2024 to November 11, 2024, the Company no longer meets the requirements of the Bid Price Rule.

The Notification Letter does not impact the Company’s listing on The Nasdaq Capital Market at this time. The Notification Letter states that the Company has 180 calendar days, or until May 12, 2025, to regain compliance with the Bid Price Rule. To regain compliance, the bid price of the Company’s Common Stock must have a closing bid price of at least $1.00 per share for a minimum of ten (10) consecutive business days, with a longer period potentially required by the staff of Nasdaq (the “Staff”). If the Company does not regain compliance with the Bid Price Rule by May 12, 2025, the Company may be eligible for an additional 180 calendar day compliance period. To qualify, the Company would be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the Bid Price Rule, and would need to provide written notice of its intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary, no later than ten (10) business days prior to May 12, 2025.

However, if it appears to the Staff that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible, Nasdaq would notify the Company that its securities would be subject to delisting. In the event of such a notification, the Company may appeal the Staff’s determination to delist its securities, but there can be no assurance the Staff would grant the Company’s request for continued listing.

Pursuant to the securities purchase agreement entered into in connection with the Offering (the “Purchase Agreement”), the Company is required to effect a reverse stock split of its outstanding shares of Common Stock if, at any time after the Stockholder Approval Date, it is not in compliance with Nasdaq’s Bid Price Rule and has received a deficiency letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC (the “Reverse Stock Split”). The Company must effect the Reverse Stock Split within 30 days of the Stockholder Approval Date; provided that if within such 30 day period the Company regains compliance with the Bid Price Rule, the Company shall have no obligation to effect the Reverse Stock Split. The Company intends to implement a reverse stock split of its outstanding securities to regain compliance with the Bid Price Rule and to comply with the provisions of the Purchase Agreement. The Series D Warrants include a provision that resets their exercise price in the event of a reverse split of our Common Stock. For more information, please see “Description of Capital Stock – Private Placement Warrants – Reverse Split.” The May 2024 Series Warrants (as defined below) also include a provision that resets their exercise price in the event of a reverse split of our Common Stock. For more information, please see “Risk Factors – Stockholders may suffer substantial dilution if certain provisions in the May 2024 Series Warrants are utilized.”

Amendment to Series A Warrant

As previously disclosed on our current report on Form 8-K filed on May 29, 2024 we closed on such date a public offering (the “May 2024 Offering”) of common stock and warrants, including 9,230,769 series A common stock purchase warrants (“May 2024 Series A Warrants”) and 9,230,769 series B common stock purchase warrants (“May 2024 Series B Warrants”, and, with the May 2024 Series A Warrants, the “May 2024 Series Warrants”), with Craig-Hallum and Laidlaw & Company (UK) Ltd. (“Laidlaw”) as placement agents. As part of the May 2024 Offering, the Company entered into a Placement Agency Agreement, dated May 28, 2024, with Craig-Hallum and Laidlaw (the “May 2024 Placement Agency Agreement”).

Subject to certain exceptions, the May 2024 Series A Warrants provide for an adjustment to the exercise price and number of shares underlying the May 2024 Series A Warrants upon the Company’s issuance of Common Stock or Common Stock equivalents at a price per share that is less than the exercise price of the May 2024 Series A Warrants (the “Price Reset Mechanism”).

On October 30, 2024, the Company and certain holders of the May 2024 Series A Warrants entered into an amendment to such holders’ May 2024 Series A Warrants (the “Warrant Amendment”), pursuant to which the Price Reset Mechanism became subject to a floor equal to $0.20.

In connection with the Offering, the Price Reset Mechanism in the May 2024 Series A Warrants was triggered, which resulted in the number of shares of Common Stock issuable upon exercise of the May 2024 Series A Warrants increasing from 9,230,769 to 91,890,698. The exercise price of the May 2024 Series A Warrants was adjusted from $1.99 per share to $0.20 per share with respect to the May 2024 Series A Warrants amended by the Warrant Amendment, and to $0.19 with respect to the May 2024 Series A Warrants not amended by the Warrant Amendment.

Company Information

We are a Delaware corporation, which was initially formed in 1983 under the laws of the State of Florida as Datalink Systems, Inc. In 1998, we reincorporated in the State of Nevada, and in 2002, we changed our name to our current name, Applied DNA Sciences, Inc. On December 17, 2008, we reincorporated from the State of Nevada to the State of Delaware.

Our corporate headquarters are located at the Long Island High Technology Incubator at Stony Brook University in Stony Brook, New York, where we have established laboratories for the manufacture and detection of nucleic acids (DNA and mRNA) to support our various business units. In addition, this location also houses our NYSDOH CLEP-permitted, CLIA-certified clinical laboratory where we perform MDx Testing Services. The mailing address of our corporate headquarters is 50 Health Sciences Drive, Stony Brook, New York 11790, and our telephone number is (631) 240-8800.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act, and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. We will continue to be a “smaller reporting company” until we have $250 million or more in public float (based on our Common Stock) measured as of the last business day of our most recently completed second fiscal quarter or, in the event we have no public float (based on our Common Stock) or a public float (based on our Common Stock) that is less than $700 million, annual revenues of $100 million or more during the most recently completed fiscal year.

We may choose to take advantage of some, but not all, of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock.

THE OFFERING

Common Stock offered by us	41,640,625 shares of Common Stock issuable upon exercise of the Private Placement Warrants (subject to Warrant Stockholder Approval).

Use of proceeds	We will not receive any proceeds from the Common Stock offered by the Selling Stockholders under this prospectus. However, we will receive the proceeds of any cash exercise of the Private Placement Warrants. We intend to use the net proceeds from any cash exercise of the Private Placement Warrants for further development of our Therapeutic DNA Production Services, as well as for working capital and general corporate purposes. See “Use of Proceeds.”

Market for Common Stock	Our Common Stock is listed on The Nasdaq Capital Market under the symbol “APDN.” On January 8, 2025, the last reported sale price of our Common Stock was $0.20 per share.

Risk Factors	See “Risk Factors” beginning on page 8 and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

The number of shares of our Common Stock to be outstanding after this offering is based on the 55,188,523 shares of our Common Stock outstanding as of January 8, 2025, and excludes the following:

•	107,243 shares of Common Stock issuable upon exercise of options outstanding as of January 8, 2025, with a weighted average exercise price of $173.09 per share;

•

91,791,191 shares of Common Stock issuable upon exercise of warrants outstanding as of January 8, 2025, with a weighted average exercise price of $0.44 per share (which includes an aggregate of 88,247,534 May 2024 Series A Warrants (reflecting the Price Reset Mechanism being triggered by the Offering) and May 2024 Series B Warrants, of which 2,257,052 have an alternative cashless exercise mechanism representing the right to receive 3 shares of Common Stock for each warrant, which, if exercised, would result in 6,771,156 shares of Common Stock being issued);

•	41,640,625 shares of Common Stock issuable upon exercise of the Private Placement Warrants, whose exercise is subject to Warrant Stockholder Approval, of which 20,312,500 have an alternative cashless exercise mechanism representing the right to receive 1 share of Common Stock for each warrant; and

•	270,002 shares of Common Stock reserved for future grant or issuance as of January 8, 2025, under our equity incentive plan.

Unless otherwise indicated, this prospectus reflects and assumes no exercise of outstanding options and warrants.

RISK FACTORS

Investing in our securities involves a high degree of risk. In addition to the other information included or incorporated by reference in this prospectus, you should carefully consider the risks described below and in the section titled “Risk Factors” in our Annual Report on Form 10-K for our most recent fiscal year filed with the SEC, subsequent Quarterly Reports on Form 10-Q, any amendment or updates thereto reflected in subsequent filings with the SEC, and in other reports we file with the SEC that are incorporated by reference herein, before making an investment decision. The following risks are presented as of the date of this prospectus and we expect that these will be updated from time to time in our periodic and current reports filed with the SEC, which will be incorporated herein by reference. Please refer to these subsequent reports for additional information relating to the risks associated with investing in our securities.

The risks and uncertainties described therein and below could materially adversely affect our business, operating results and financial condition, as well as cause the value of our securities to decline. You may lose all or part of your investment as a result. You should also refer to the other information contained in this prospectus, or incorporated by reference, including our financial statements and the notes to those statements, and the information set forth under the caption “Special Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned below. Forward-looking statements included in this prospectus are based on information available to us on the date hereof, and all forward-looking statements in documents incorporated by reference are based on information available to us as of the date of such documents. We disclaim any intent to update any forward-looking statements. The risks described below and contained in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in our other periodic reports are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also adversely affect our business operations.

Risks Related to our Business:

We may not successfully implement our business strategies, including achieving our growth objectives.

We may not be able to fully implement our business strategies or realize, in whole or in part within the expected time frames, the anticipated benefits of our various growth or other initiatives. Our various business strategies and initiatives, including our growth, operational and management initiatives and the development in particular of our Therapeutic DNA Production Services, are subject to business, economic and competitive uncertainties and contingencies, many of which are beyond our control. The execution of our business strategy and our financial performance will continue to depend in significant part our ability to obtain sufficient financing and on our executive management team and other key management personnel, our ability to identify and complete suitable acquisitions, our executive management team’s ability to execute new operational initiatives, and certain matters outside of our control. In addition, we may incur certain costs as we pursue our growth, operational and management initiatives, and we may not meet anticipated implementation timetables or stay within budgeted costs. As these initiatives are undertaken, we may not fully achieve our expected efficiency improvements or growth rates, or these initiatives could adversely impact our customer retention, supplier relationships or operations. Also, our business strategies may change from time to time in light of our ability to implement our business initiatives, competitive pressures, economic uncertainties or developments, or other factors.

We may modify and refine our business strategy, including a possible closure or divesture of our DNA Tagging and Security Products and Services and/or MDx Testing Services segments.

Our management is currently engaged in a strategic review of the Company’s business segments that may result in the closure or divestiture of the Company’s DNA Tagging and Security Products and Services segment and/or MDx Testing Services, as well as workforce reductions and potential management changes. To this end, on December 17, 2024, the Company announced it is exploring the potential closure or divestiture of its DNA Tagging and Security Products and Services business segment. No assurance can be given that a closure or divestiture will be completed. Further, the definitive terms and structure of any possible closure or divestiture have not been determined or approved by the Company’s Board of Directors. Although the purpose of any closure or divestiture would be to reduce the Company’s expenses and effectuate cost savings, it is possible that there may be related restructuring costs. We expect that based on available opportunities and our beliefs regarding future opportunities, we will continue to modify and refine our business strategy. The initial cash received from any closure or divestiture, if any, may be limited, although the terms of a divesture may include future royalties, earn-outs or similar terms, any of which could fail to be earned or received. Any restructuring, divestiture or closing may fail to realize the anticipated 15% reduction in operating costs in fiscal year 2025 compared to fiscal year 2024 that the Company announced on December 17, 2024.

Stockholders may suffer substantial dilution if certain provisions in the May 2024 Series Warrants are utilized.

On May 29, 2024, we closed on such date the May 2024 Offering, which included the May 2024 Series A Warrants and May 2024 Series B Warrants, pursuant to the May 2024 Placement Agency Agreement.

If the May 2024 Series B Warrants are exercised by way of an alternative cashless exercise, such exercising holder will receive three times the number of shares of Common Stock they would receive in a cash exercise for each May 2024 Series B Warrant they exercise, without any cash payment to us.   In addition, the May 2024 Series A Warrants and May 2024 Series B Warrants each include a provision that resets their exercise price in the event of a reverse split of our Common Stock, to a price equal to the lesser of (i) the then exercise price and (ii) lowest volume weighted average price (VWAP) during the period commencing five trading days immediately preceding and the five trading days commencing on the date we effect a reverse stock split in the future with a proportionate adjustment to the number of shares underlying the applicable warrant,

In addition, and subject to certain exemptions, the May 2024 Series A Warrants provide for an adjustment to the exercise price and number of shares underlying the May 2024 Series A Warrants if we sell, enter into an agreement to sell, or grant any option to purchase, or sell, enter into an agreement to sell, or grant any right to reprice (excluding Exempt Issuances, as defined in the May 2024 Placement Agency Agreement), or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any shares of Common Stock, at an effective price per share less than the exercise price of the May 2024 Series A Warrants then in effect (the “Price Reset Mechanism”).

On October 30, 2024, the Company and certain holders of the May 2024 Series A Warrants entered into an amendment to such holders’ May 2024 Series A Warrants (the “Warrant Amendment”), pursuant to which the Price Reset Mechanism became subject to a floor equal to $0.20.

The Price Reset Mechanism of the May 2024 Series A Warrants, when triggered, would reduce the exercise price of the May 2024 Series A Warrants to the lower of the price per share of the Common Stock issued or (i) $0.20 with respect to the May 2024 Series A Warrants as amended by the Warrant Amendment or (ii) the lowest volume weighted average price (VWAP) during the five consecutive trading days immediately following such dilutive issuance or announcement thereof with respect to the remaining May 2024 Series A Warrants not amended by the Warrant Amendment. The number of shares issuable upon exercise after the Price Reset Mechanism will be proportionately adjusted such that the aggregate exercise price will remain unchanged.

In connection with the Offering, the Price Reset Mechanism in the May 2024 Series A Warrants was triggered, which resulted in the number of shares of Common Stock issuable upon exercise of the May 2024 Series A Warrants increasing from 9,230,769 to 91,890,698. The exercise price of the May 2024 Series A Warrants was adjusted from $1.99 per share to $0.20 per share with respect to the May 2024 Series A Warrants amended by the Warrant Amendment, and to $0.19 with respect to the May 2024 Series A Warrants not amended by the Warrant Amendment.

If any of the above provisions in the May 2024 Series Warrants are further utilized, our stockholders may suffer substantial dilution.

Stockholders may suffer substantial dilution if certain provisions in the Series D Warrants are utilized.

If the Series D Warrants are exercised by way of an alternative cashless exercise, assuming receipt of Warrant Stockholder Approval, such exercising holder will receive one share of Common Stock for each share of Common Stock they would receive in a cash exercise for each Series D Warrant they exercise, without any cash payment to us.

In addition, the Series D Warrants include a provision that resets their exercise price in the event of a reverse split of our Common Stock, to a price equal to the lesser of (i) the then exercise price and (ii) lowest volume weighted average price (VWAP) during the period commencing five trading days immediately preceding and the five trading days commencing on the date we effect a reverse stock split in the future with a proportionate adjustment to the number of shares underlying the Series D Warrants, subject to a floor of $0.0634.

If any of the above provisions in the Series Warrants are utilized, our stockholders may suffer substantial dilution.

The exercisability of the Private Placement Warrants is contingent upon us obtaining Warrant Stockholder Approval. If we do not obtain such Warrant Stockholder Approval, the Private Placement Warrants may never become exercisable.

The Private Placement Warrants are not immediately exercisable, as their exercisability is contingent upon us obtaining Warrant Stockholder Approval. The Private Placement Warrants will become exercisable upon the Stockholder Approval Date and will expire on the five-year anniversary of such date with respect to the Series C Warrants, and on the eighteen-month anniversary of such date with respect to the Series D Warrants. The Placement Agent Warrants will become exercisable upon the Stockholder Approval Date and will expire on October 30, 2029. While we intend to promptly seek Warrant Stockholder Approval for these mechanisms, there is no guarantee that it will ever be obtained. In the event that we cannot obtain Warrant Stockholder Approval, the Private Placement Warrants may never become exercisable. If we are unable to obtain Warrant Stockholder Approval, the Private Placement Warrants will have no value.

We have agreed to hold the Special Meeting on January 23, 2025 in order to obtain Warrant Stockholder Approval. There is no guarantee we will be able to hold the Special Meeting on this date, or at all. If we do not obtain Warrant Stockholder Approval at the Special Meeting, we are obligated to call a meeting every ninety days thereafter to seek Warrant Stockholder Approval until the earlier of the date on which Stockholder Approval is obtained or the Series Warrants are no longer outstanding.

There are a large number of shares of Common Stock underlying our outstanding options and warrants and the sale of these shares may depress the market price of our Common Stock and cause immediate and substantial dilution to our existing stockholders.

As of January 8, 2025, we had 55,188,523 shares of Common Stock issued and outstanding, outstanding options to purchase 107,243 shares of Common Stock, outstanding warrants to purchase 91,791,191 shares of Common Stock, and 270,002 shares available for grant under our equity incentive plan. The issuance of shares upon exercise of our outstanding options and warrants will cause immediate and substantial dilution to our stockholders and any sale thereof may depress the market price of our Common Stock.

There is substantial doubt relating to our ability to continue as a going concern.

We have recurring net losses, which have resulted in an accumulated deficit of $309,672,755 as of September 30, 2024. We have incurred a net loss of $7,088,306 for the fiscal year ended September 30, 2024. At September 30, 2024, we had cash and cash equivalents of $6,431,095. We have concluded that these factors raise substantial doubt about our ability to continue as a going concern for one year from the issuance of the financial statements. We will continue to seek to raise additional working capital through public equity, private equity or debt financings. If we fail to raise additional working capital, or do so on commercially unfavorable terms, it would materially and adversely affect our business, prospects, financial condition and results of operations, and we may be unable to continue as a going concern. If we seek additional financing to fund our business activities in the future and there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to us on commercially reasonable terms, if at all. On October 31, 2024, we closed the Offering and received net proceeds, after deducting placement agent fees and other estimated offering expenses payable by us, of approximately $5.8 million. As a result of the Offering, our consolidated cash balance as of November 30, 2024 was approximately $10.1 million.

There can be no assurance that a commercial demand for our Linea™ Mpox Virus Assay and/or mpox testing services will develop.

On September 11, 2024 the Company announced that after interactions with relevant regulatory bodies, including NYSDOH and U.S. FDA, it was launching clinical testing services for both mpox clade I and clade II utilizing the Linea mpox Virus Assay (the “Assay”) in New York State and in states that recognize New York’s CLEP/CLIA certification. To date, the Company has not performed clinical testing for mpox clade I or clade II. Future commercial demand for the Assay and/or associated mpox testing services is based upon the unknown and unpredictable future path of the mpox public health emergency. Currently, mpox disease prevalence (both clade I and clade II) is extremely low the United States, resulting in minimal demand for clinical mpox testing. It is unknown whether a future commercial demand for the Assay will develop.

We have received written notice from Nasdaq that we are not in compliance with Nasdaq’s minimum bid price requirements and if we are unable to regain compliance with Nasdaq continued listing standards, which may require effecting a reverse stock split of our Common Stock, we could be delisted from Nasdaq, which would negatively impact our business, our ability to raise capital, and the market price and liquidity of our Common Stock.

On November 12, 2024, the Company received the Notification Letter from the Listing Qualifications Department of Nasdaq notifying the Company that, because the closing bid price for its Common Stock has been below $1.00 per share for 30 consecutive business days, it no longer complies with the Bid Price Rule for continued listing on The Nasdaq Stock Market LLC. There is no assurance that we will be able to regain compliance with the Bid Price Rule. The Notification Letter had no immediate effect on the listing of the Company’s Common Stock on The Nasdaq Stock Market LLC. The Company has been provided an initial compliance period of 180 calendar days, or until May 12, 2025, to regain compliance with the Bid Price Rule. During the compliance period, the Company’s shares of Common Stock will continue to be listed and traded on The Nasdaq Stock Market LLC. To regain compliance, the closing bid price of the Company’s Common Stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days during the 180-day compliance period, with a longer period potentially required by the Staff.

If our Common Stock is delisted by Nasdaq, our Common Stock may be eligible for quotation on an over-the-counter quotation system or on the pink sheets but will lack the market efficiencies associated with Nasdaq. Upon any such delisting, our Common Stock would become subject to the regulations of the SEC relating to the market for penny stocks. A penny stock is any equity security not traded on a national securities exchange that has a market price of less than $5.00 per share. The regulations applicable to penny stocks may severely affect the market liquidity for our Common Stock and could limit the ability of stockholders to sell securities in the secondary market. In such a case, an investor may find it more difficult to dispose of or obtain accurate quotations as to the market value of our Common Stock, and there can be no assurance that our Common Stock will be eligible for trading or quotation on any alternative exchanges or markets.

Delisting from Nasdaq could adversely affect our ability to raise additional financing through public or private sales of equity securities, would significantly affect the ability of investors to trade our securities and would negatively affect the value and liquidity of our Common Stock. Delisting could also have other negative results, including the potential loss of confidence by employees and customers, the loss of institutional investor interest and fewer business development opportunities.

Pursuant to the Purchase Agreement, the Company is required to effect a reverse stock split of its outstanding shares of Common Stock if, at any time after the Stockholder Approval Date, it is not incompliance with Nasdaq’s Bid Price Rule and has received a deficiency letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC (the “Reverse Stock Split”). The Company must effect the Reverse Stock Split within 30 days of the Stockholder Approval Date; provided that if within such 30 day period the Company regains compliance with the Bid Price Rule, the Company shall have no obligation to effect the Reverse Stock Split. The Company intends to implement a reverse stock split of its outstanding securities to regain compliance with the Bid Price Rule and to comply with the provisions of the Purchase Agreement. The Series D Warrants include a provision that resets their exercise price in the event of a reverse split of our Common Stock. For more information, please see “Description of Capital Stock – Private Placement Warrants – Reverse Split.” The May 2024 Series Warrants (as defined below) also include a provision that resets their exercise price in the event of a reverse split of our Common Stock. For more information, please see “Risk Factors – Stockholders may suffer substantial dilution if certain provisions in the May 2024 Series Warrants are utilized.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents that we incorporate herein by reference contain forward-looking statements concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business operations and financial performance and condition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “can”, “may”, “could”, “should”, “assume”, “forecasts”, “believe”, “designed to”, “will”, “expect”, “plan”, “anticipate”, “estimate”, “potential”, “position”, “predicts”, “strategy”, “guidance”, “intend”, “budget”, “seek”, “project” or “continue”, or the negative thereof or other comparable terminology regarding beliefs, plans, expectations or intentions regarding the future. You should read statements that contain these words carefully because they:

•	discuss our future expectations;

•	contain projections of our future results of operations or of our financial condition; and

•	state other “forward-looking” information.

We believe it is important to communicate our expectations. However, forward-looking statements are based on our current expectations, assumptions, estimates and projections about our business and our industry and are subject to known and unknown risks, uncertainties and other factors. Accordingly, our actual results and the timing of certain events may differ materially from those expressed or implied in such forward-looking statements due to a variety of factors and risks, including, but not limited to, those set forth under “Risk Factors” in this prospectus, and the following factors and risks:

•	our expectations of future revenues, expenditures, capital or other funding requirements;

•	the adequacy of our cash and working capital to fund present and planned operations and growth;

•	the substantial doubt relating to our ability to continue as a going concern;

•	our need for additional financing which may in turn require the issuance of additional shares of Common Stock, preferred stock or other debt or equity securities (including convertible securities) which would dilute the ownership held by stockholders;

•	our business strategy and the timing of our expansion plans, including the development of new production facilities for our Therapeutic DNA Production Services;

•	demand for Therapeutic DNA Production Services;

•	demand for DNA Tagging Services;

•	demand for MDx Testing Services;

•	our expectations concerning existing or potential development and license agreements for third-party collaborations or joint ventures;

•	regulatory approval and compliance for our Therapeutic DNA Production Services, upon which our business strategy is substantially dependent;

•	the effect of governmental regulations generally;

•	our expectations of when regulatory submissions may be filed or when regulatory approvals may be received;

•	our expectations concerning product candidates for our technologies;

•	our expectations concerning potential restructuring of our business model, including a potential divestiture or closing of our DNA Tagging and Security Products and Services business segment and/or MDx Testing Services segment;

•	our expectations of when or if we will become profitable;

•	our current non-compliance with Nasdaq's Bid Price Rule, which in the absence of a reverse split, may lead to delisting, potentially negatively impacting our business, our ability to raise capital, and the market price and liquidity of our Common Stock;

•	the risk that our LDTs may become subject to additional regulatory requirements due to FDA rulemaking activity, and that compliance with such requirements may be expensive and time-consuming, resulting in significant or unanticipated delay; and

•	unknown future market demand for the Linea Mpox Virus 1.0 Assay and associated mpox testing services.

Any or all of our forward-looking statements may turn out to be wrong. They may be affected by inaccurate assumptions that we might make or by known or unknown risks and uncertainties. Actual outcomes and results may differ materially from what is expressed or implied in our forward-looking statements. Among the factors that could affect future results are:

•	the inherent uncertainties of product development based on our new and as yet not fully proven technologies;

•	the risks and uncertainties regarding the actual effect on humans of seemingly safe and efficacious formulations and treatments when tested clinically;

•	formulations and treatments that utilize our Therapeutic DNA Production Services;

•	the inherent uncertainties associated with clinical trials of product candidates, including product candidates that utilize our Therapeutic DNA Production Services;

•	the inherent uncertainties associated with the process of obtaining regulatory clearance or approval to market product candidates, including product candidates that utilize our Therapeutic DNA Production Services;

•	the inherent uncertainties associated with commercialization of products that have received regulatory clearance or approval, including products that utilize our Therapeutic DNA Production Services;

•	the inherent uncertainties associated with commercialization of our PGx Testing Services;

•	economic and industry conditions generally and in our specific markets;

•	the volatility of, and decline in, our stock price; and

•	our ability to obtain the necessary financing to fund our operations and effect our strategic development plan.

All forward-looking statements and risk factors included in this prospectus are made as of the date hereof, and all forward-looking statements and risk factors included in documents incorporated herein by reference are made as of their original date, in each case based on information available to us as of the date hereof, or in the case of documents incorporated by reference, the original date of any such document, and we assume no obligations to update any forward-looking statement or risk factor, unless we are required to do so by law. If we do update one or more forward-looking statements, no inference should be drawn that we will make updates with respect to other forward-looking statements or that we will make any further updates to those forward-looking statements at any future time.

Forward-looking statements may include our plans and objectives for future operations, including plans and objectives relating to our products and our future economic performance, projections, business strategy and timing and likelihood of success. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, future business decisions, demand for our products and services, and the time and money required to successfully complete development and commercialization of our technologies, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

Any of the assumptions underlying the forward-looking statements contained in this prospectus could prove inaccurate and, therefore, we cannot assure you that any of the results or events contemplated in any of such forward-looking statements will be realized. Based on the significant uncertainties inherent in these forward-looking statements, the inclusion of any such statement should not be regarded as a representation or as a guarantee by us that our objectives or plans will be achieved, and we caution you against relying on any of the forward looking-statements contained herein.

MARKET, INDUSTRY AND OTHER DATA

Market data and certain industry data and forecasts used throughout this prospectus were obtained from sources we believe to be reliable, including market research databases, publicly available information, reports of governmental agencies and industry publications and surveys. We have relied on certain data from third-party sources, including internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the third-party forecasts we cite. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus and the documents incorporated by reference into this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus and the documents incorporated by reference into this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholders. However, we will receive proceeds from the exercise of the Private Placement Warrants by the Selling Stockholders to the extent they are exercised for cash. We estimate that the maximum proceeds that we may receive from the exercise of the Private Placement Warrants, assuming all the Private Placement Warrants are exercised at their exercise price of $0.32, will be $13,325,000. We do not know, however, whether any of the Private Placement Warrants will be exercised for cash or, if any of the Private Placement Warrants are exercised for cash, when they will be exercised. It is possible that the Private Placement Warrants will expire and never be exercised.

There are circumstances under which the Private Placement Warrants may be exercised on a cashless basis, including pursuant to the alternative cashless exercise mechanism of the Series D Warrants. In these circumstances, even if the Private Placement Warrants are exercised, we may not receive any proceeds, or the proceeds that we do receive may be significantly less than what we might expect. We intend to use the aggregate net proceeds from the exercise of the Private Placement Warrants for the further development of our Therapeutic DNA Production Services, as well as for general corporate purposes, including working capital. The actual allocation of proceeds realized from the exercise of these Private Placement Warrants will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements. The Selling Stockholders will pay any expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in disposing of their shares of Common Stock. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration fees and fees and expenses of our counsel and our accountants.

MARKET PRICE OF OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “APDN.” A description of our Common Stock is set forth under the heading “Description of Capital Stock” beginning on page 19 of this prospectus.

The last reported sale price for our Common Stock on January 8, 2025 was $0.20 per share.

Holders

As of January 8, 2025, we had 376 record holders of our Common Stock and no preferred stock issued and outstanding. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of Common Stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our Common Stock is Equiniti Trust Company, LLC. The transfer agent and registrar’s address is 90 Park Avenue, New York, NY 10016.

Dividend Policy

The Company has never previously declared or paid any cash dividends on its Common Stock. We currently intend to retain earnings and profits, if any, to support our business strategy and do not intend to pay any cash dividends within the foreseeable future. Any future determination to pay cash dividends will be at the sole discretion of our Board of Directors and will depend upon the financial condition of the Company, its operating results, capital requirements, general business conditions and any other factors that our Board of Directors deems relevant.

PRIVATE PLACEMENT OF WARRANTS

Concurrently with the sale of shares of Common Stock and Pre-Funded Warrants, we also issued and sold to the Selling Stockholders the Private Warrants to purchase an aggregate of up to 41,640,625 shares of our Common Stock, consisting of (i) 20,312,500 Series C Warrants, (ii) 20,312,500 Series D Warrants and (iii) 1,015,625 Placement Agent Warrants.

The exercisability of the Private Placement Warrants will be available only upon receipt of Warrant Stockholder Approval. Each Series C Warrant has an exercise price of $0.32 per share of Common Stock, will become exercisable upon the Stockholder Approval Date, and will expire on the five-year anniversary of the Stockholder Approval Date. Each Series D Warrant has an exercise price of $0.32 per share of Common Stock, will become exercisable upon the Stockholder Approval Date, and will expire on the 18-month anniversary of the Stockholder Approval Date. Each Placement Agent warrant has an exercise price of $0.32, will become exercisable upon the Stockholder Approval date and will expire on October 30, 2029.

The Private Placement Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the Common Stock underlying the Private Placement Warrants under the Securities Act of 1933, as amended (the “Securities Act”) is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of Common Stock purchased upon such exercise. If at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the Common Stock underlying the Private Placement Warrants, then the Private Placement Warrants may also be exercised, in whole or in part, at such time by means of a cashless exercise, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the Private Placement Warrants.

Under the alternate cashless exercise option of the Series D Warrants, the holder of a Series D Warrant has the right to receive an aggregate number of shares equal to the product of (x) the aggregate number of shares of Common Stock that would be issuable upon a cash exercise of the Series D Warrant and (y) 1.0. In addition, the Series D Warrants include a provision that resets their exercise price in the event of a reverse split of our Common Stock, to a price equal to the lesser of (i) the then exercise price and (ii) lowest volume weighted average price (VWAP) during the period commencing five trading days immediately preceding and the five trading days commencing on the date we effect a reverse stock split in the future with a proportionate adjustment to the number of shares underlying the Series D Warrants, subject to a floor of $0.0634.

Subject to limited exceptions, a holder of Private Placement Warrants does not have the right to exercise any portion of its Private Placement Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the purchaser prior to issuance of the Private Placement Warrants, 9.99%) of the number of shares of our Common Stock outstanding immediately after giving effect to such exercise. A holder may increase or decrease the beneficial ownership limitation up to 9.99%, provided, however, that any increase in the beneficial ownership limitation shall not be effective until 61 days following notice of such change to the Company.

Pursuant to the Purchase Agreement, within 20 calendar days from the date of the Purchase Agreement, we agreed to file a registration statement on Form S-1 providing for the resale of the shares issuable upon exercise of the Private Placement Warrants. We agreed to use commercially reasonable efforts to cause such registration statement to become effective within 50 calendar days following the closing date of the Purchase Agreement (or 90 calendar days following the closing date of the Purchase Agreement in the event that the SEC requires the Company to include its audited year-end financial statements for the fiscal year ended September 30, 2024 in such registration statement) and to keep such registration statement effective at all times until no Selling Stockholder owns any Private Placement Warrants or shares of Common Stock issuable upon exercise thereof.

We also agreed to hold the Special Meeting on January 23, 2025 to obtain Warrant Stockholder Approval. If the Company does not obtain Warrant Stockholder Approval at the Special Meeting, the Company is obligated to call a meeting every ninety days thereafter to seek Warrant Stockholder Approval until the earlier of the date on which Warrant Stockholder Approval is obtained or the Series Warrants are no longer outstanding. The Company agreed to file a preliminary proxy statement with respect to obtaining Warrant Stockholder Approval at the Special Meeting within 20 days following the closing date of the Purchase Agreement, and such preliminary proxy statement was filed on November 14, 2024. We filed the definitive proxy statement for the Special Meeting on December 10, 2024.

In the event of any fundamental transaction, as described in the Private Placement Warrants and generally including any merger with or into another entity, sale of all or substantially all of the Company’s assets, tender offer or exchange offer, or reclassification of the shares of Common Stock, subject to certain exceptions, then upon any subsequent exercise of a Private Placement Warrant, the holder has the right to receive as alternative consideration, for each share of Common Stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of Common Stock of the successor or acquiring corporation of the Company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of Common Stock for which the Private Placement Warrant is exercisable immediately prior to such event. Notwithstanding the foregoing, in the event of a fundamental transaction, the holders of the Private Placement Warrants have the right to require the Company or a successor entity to purchase the Private Placement Warrants for cash in the amount of the Black Scholes Value (as defined in the Private Placement Warrants) of the unexercised portion of the Private Placement Warrants concurrently with or within 30 days following the consummation of a fundamental transaction. However, in the event of a fundamental transaction which is not in the Company’s control or in which the consideration payable consists of equity securities of a successor entity that is quoted or listed on a nationally recognized securities exchange, the holders of the Private Placement Warrants will only be entitled to receive from the Company or its successor entity, as of the date of consummation of such fundamental transaction the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the Private Placement Warrants that is being offered and paid to the holders of Common Stock in connection with the fundamental transaction, whether that consideration is in the form of cash, stock or any combination of cash and stock, or whether the holders of Common Stock are given the choice to receive alternative forms of consideration in connection with the fundamental transaction.

SELLING STOCKHOLDERS

The shares of Common Stock being offered by the Selling Stockholders are those issuable to the Selling Stockholders, upon exercise of the Private Placement Warrants. For additional information regarding the issuances of the Private Placement Warrants, see “Private Placement of Warrants” above. We are registering the shares of Common Stock underlying the Private Placement Warrants in order to permit the Selling Stockholders to offer the shares for resale from time to time. In addition to the ownership of the shares of Common Stock and the Private Placement Warrants, the Selling Stockholders have had material relationships with us within the past three years.

On May 28, 2024, the Company entered into the May Placement Agency Agreement with Craig-Hallum and Laidlaw (collectively, the “May Placement Agents”) pursuant to which the May Placement Agents agreed to serve as the co-placement agents, on a “reasonable best efforts” basis, in connection with the May 2024 Offering of 9,230,769 units (the “Units”), with each Unit consisting of either (A) one share of the Company’s Common Stock, one May 2024 Series A Warrant and one May 2024 Series B Warrant or (B) one pre-funded warrant (each, a “May 2024 Pre-Funded Warrant”) to purchase one share of Common Stock and one May 2024 Series A Warrant and one May 2024 Series B Warrant. In connection with the May 2024 Offering, the Company also issued placement agent warrants to purchase up to 461,538 shares of Common Stock. The May 2024 Offering closed on May 29, 2024. The purchase price of each Unit was $1.30, except for Units which include May 2024 Pre-Funded Warrants, which had a purchase price of $1.2999.

The Company received net proceeds from the May Offering, after deducting placement agent fees and other offering expenses payable by the Company, of approximately $10.5 million. Each of the Selling Stockholders participated in the May 2024 Offering.

On August 8, 2022, the Company completed a best efforts public offering (the “August 2022 Offering”) with respect to the issuance and sale of: (i) 2,820,000 of shares of the Company’s Common Stock, (ii) 3,000,000 series A common stock purchase warrants, each to purchase one share of Common Stock, (iii) 3,000,000 series B common stock purchase warrants, each to one share of Common Stock, and (iv) 180,000 pre-funded common stock purchase warrants, each to purchase one share of Common Stock. The Company received net proceeds of approximately $11.1 million from the August 2022 Offering, after deducting the estimated offering expenses payable by the Company, including placement agent fees. Three of the Selling Stockholders, Sabby Volatility Warrant Master Fund, Ltd., Anson Master Funds and Michael Bigger, participated in the August 2022 Offering.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by each Selling Stockholders, based on its ownership of the shares of Common Stock, Private Placement Warrants, and other warrants, as of January 8, 2025, assuming exercise of the warrants held by the Selling Stockholders on that date, without regard to any limitations on exercises. The third and fourth columns assume the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus. The third column lists the shares of Common Stock underlying the Private Placement Warrants offered by this prospectus by the Selling Stockholders.

In accordance with the terms of the Purchase Agreement with the Selling Stockholders, this prospectus generally covers the resale of the maximum number of shares of Common Stock issuable upon exercise of the Private Placement Warrants.

Under the terms of the Private Placement Warrants, and under the terms of certain other warrants held by the Selling Stockholders, a Selling Stockholder may not exercise the warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of such warrants which have not been exercised. The number of shares in the table below does not reflect the Private Placement Warrants Beneficial Ownership Limitation. The Selling Stockholder may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholders	Shares Owned prior to Offering		Shares Offered by this Prospectus		Shares Owned after Offering	Percentage of Shares Beneficially Owned after Offering (1)
Altium Growth Fund, LP (2)	23,671,204	(3)	7,500,000	(4)	16,171,204	22.66%
Anson Master Funds (5)	27,455,769	(6)	7,500,000	(7)	19,955,769	27.83%
Michael Bigger (8)	27,223,289	(9)	7,500,000	(10)	19,723,289	27.72%
L1 Capital Global Opportunities Master Fund (11)	24,805,128	(12)	6,250,000	(13)	18,555,128	26.28%
Sabby Volatility Warrant Master Fund, Ltd. (14)	22,711,378	(15)	7,500,000	(16)	15,211,378	21.61%
S.H.N. Financial Investments Ltd (17)	16,344,548	(18)	4,375,000	(19)	11,969,548	17.83%
Craig-Hallum Capital Group LLC (20)	1,384,855	(21)	1,015,625	(22)	369,230	*

*Less than one percent.

(1)	Percentages are based on 55,188,523 shares of Common Stock outstanding as of January 8, 2025.

(2)	The securities are directly held as of January 3, 2025, by Altium Growth Fund, LP (“Altium”), and may be deemed to be beneficially owned by Jacob Gottlieb, who exercises investment and voting control over the securities. The address of Altium is c/o Altium Capital Management, LP, 152 West 57th Street, 20th Floor, New York, NY 10019.

(3)	Consists of (i) Series C Warrants to purchase up to 3,750,000 shares of Common Stock, (ii) Series D Warrants to purchase up to 3,750,000 shares of Common Stock, (iii) warrants to purchase up to 15,846,791 shares of Common Stock, and (iv) Pre-Funded Warrants to purchase up to 324,413 shares of Common Stock.

(4)	Represents Common Stock underlying (i) 3,750,000 Series C Warrants and (ii) 3,750,000 Series D Warrants to purchase an aggregate of up to 7,500,000 shares of Common Stock.

(5)	The securities are directly held as of January 3, 2025, by (i) Anson East Master Fund LP (“Anson East”) and (ii) Anson Investments Master Fund LP (“Anson Investments”, and, collectively with Anson East, the “Anson Master Funds”). Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of the Anson Master Funds, hold voting and dispositive power over the shares of Common Stock held by the Anson Master Funds. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these shares of Common Stock except to the extent of their pecuniary interest therein. The principal business address of the Anson Master Funds is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(6)	Consists of (i) 3,425,587 shares of Common Stock, (ii) Series C Warrants to purchase up to 3,750,000 shares of Common Stock, (iii) Series D Warrants to purchase up to 3,750,000 shares of Common Stock, (iv) warrants to purchase up to 16,205,769 shares of Common Stock, and (v) Pre-Funded Warrants to purchase up to 324,413 shares of Common Stock.

(7)	Represents Common Stock underlying (i) 3,750,000 Series C Warrants and (ii) 3,750,000 Series D Warrants to purchase an aggregate of up to 7,500,000 shares of Common Stock.

(8)	The securities are directly held as of January 3, 2025, by (i) Bigger Capital Fund, LP (“Bigger”) and (ii) District 2 Capital Fund LP (“District 2”), and may be deemed to be beneficially owned by Michael Bigger, who exercises investment and voting control over the securities. The address of Bigger is 11700 W. Charleston Blvd. 170-659, Las Vegas, NV 89135, and the address of District 2 is 14 Wall Street, Huntington, NY 11743.

(9)	Consists of (i) 3,750,000 shares of Common Stock, (ii) Series C Warrants to purchase up to 3,750,000 shares of Common Stock, (iii) Series D Warrants to purchase up to 3,750,000 shares of Common Stock and (iv) warrants to purchase up to 15,973,289 shares of Common Stock.

(10)	Represents Common Stock underlying (i) 3,750,000 Series C Warrants and (ii) 3,750,000 Series D Warrants to purchase an aggregate of up to 3,750,000 shares of Common Stock.

(11)	The securities are directly held as of January 3, 2025, by L1 Capital Global Opportunities Master Fund (“L1”), and may be deemed to be beneficially owned by David Feldman and Joel Arber, who exercise investment and voting control over the securities. The address of L1 is 161A Shedden Road, 1 Artillery Court, PO Box 10085, Grand Cayman KY1-1001, Cayman Islands.

(12)	Consists of (i) 3,125,000 shares of Common Stock, (ii) Series C Warrants to purchase up to 3,125,000 shares of Common Stock, (iii) Series D Warrants to purchase up to 3,125,000 shares of Common Stock and (iv) warrants to purchase up to 15,430,128 shares of Common Stock.

(13)	Represents Common Stock underlying (i) 3,125,000 Series C Warrants and (ii) 3,125,000 Series D Warrants to purchase an aggregate of up to 6,250,000 shares of Common Stock.

(14)	The securities are directly held as of January 3, 2025, by Sabby Volatility Warrant Master Fund, Ltd. (“Sabby”). Sabby Management, LLC is the investment manager of Sabby and shares voting and investment power with respect to these shares in this capacity. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of Sabby. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein. The address of Sabby is c/o Capitva (Cayman) Ltd, Governors Square, Bldg. 4, 2nd Floor, 23 Lime Tree Bay Avenue, P.O. Box 32315, Grand Cayman KY1-1209, Cayman Islands.

(15)	Consists of (i) Series C Warrants to purchase up to 3,750,000 shares of Common Stock, (ii) Series D Warrants to purchase up to 3,750,000 shares of Common Stock and (iii) warrants to purchase up to 15,211,378 shares of Common Stock.

(16)	Represents Common Stock underlying (i) 3,750,000 Series C Warrants and (ii) 3,750,000 Series D Warrants to purchase an aggregate of up to 7,500,000 shares of Common Stock.

(17)

The securities are directly held as of January 8, 2025, by S.H.N. Financial Investments Ltd. (“SHN”), and may be deemed to be beneficially owned by Nir Shamir and Hadar Shamir who exercise investment and voting control over the securities. The address of SHN is Arik Einstein 3, Herzliya, Israel.

(18)

Consists of (i) 11,421 shares of Common Stock, (ii) Series C Warrants to purchase up to 2,187,500 shares of Common Stock, (iii) Series D Warrants to purchase up to 2,187,500 shares of Common Stock and (iv) warrants to purchase up to 11,958,127 shares of Common Stock.

(19)	Represents Common Stock underlying (i) 2,187,500 Series C Warrants and (ii) 2,187,500 Series D Warrants to purchase an aggregate of up to 4,375,000 shares of Common Stock.

(20)	The securities are directly held as of January 3, 2025, by (i) John Lipman and (ii) Craig-Hallum Capital Group LLC, and may be deemed to be beneficially owned by both Craig-Hallum and Mr. Lipman, as a managing partner of Craig-Hallum who exercises investment and voting control over the securities. The address of both Mr. Lipman and Craig-Hallum is c/o Craig-Hallum Capital Group LLC, 222 South Ninth Street, Suite 350, Minneapolis, MN 55402.

(21)	Consists of (i) Placement Agent Warrants to purchase up to 1,015,625 shares of Common Stock and (ii) warrants to purchase up to 369,230 shares of Common Stock.

(22)	Represents Common Stock underlying 1,015,625 Placement Agent Warrants to purchase an aggregate of up to 1,015,625 shares of Common Stock.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

Our Common Stock is listed the Nasdaq Capital Market under the symbol “APDN.”

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF CAPITAL STOCK

The following description of our Common Stock and Private Placement Warrants summarizes the material terms and provisions of the securities that may be offered in connection with this Offering, including securities issued upon the exercise of certain outstanding warrants. It may not contain all the information that is important to you. For the complete terms of our Common Stock, please refer to our Certificate of Incorporation and our by-laws (“By-Laws”), which are filed as exhibits to the registration statement which includes this prospectus. See “Where You Can Find More Information.” The Delaware General Corporation Law (“DGCL”) may also affect the terms of these securities. The summary below is qualified in its entirety by reference to our Certificate of Incorporation and By-Laws, each as in effect at the time of any offering of securities under this prospectus.

As of January 8, 2025, our authorized capital stock consists of 200,000,000 shares of Common Stock, par value $0.001 per share, of which 55,188,523shares were issued and outstanding, and 10,000,000 shares of preferred stock, par value $0.001 per share, of which no shares were issued and outstanding. In addition, as of January 8, 2025, there were 107,243 shares of Common Stock issuable upon exercise of options outstanding, 91,791,191 shares of Common Stock issuable upon exercise of warrants outstanding, and 270,002 shares of Common Stock reserved for future grant or issuance. The authorized and unissued shares of Common Stock and preferred stock are available for issuance without further action by our stockholders.

Common Stock

Each stockholder of our Common Stock is entitled to one vote for each share issued and outstanding held on all matters to be voted upon by the stockholders. Our shares of Common Stock have no preemptive, conversion, or redemption rights. The rights, preferences, and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock. Upon the sale of substantially all of our stock or assets or dissolution, liquidation or winding up, and after all liquidation preferences payable to any series of preferred stock entitled thereto have been satisfied, our remaining assets shall be distributed to all holders of Common Stock and any similarly situated stockholders who are not entitled to any liquidation preference or, if there be an insufficient amount to pay all such stockholders, then ratably among such holders. All of our issued and outstanding shares of Common Stock are fully paid and non-assessable. The holders of shares of our Common Stock will be entitled to such cash dividends as may be declared from time to time by our Board of Directors from funds available therefor.

Our Common Stock is listed the Nasdaq Capital Market under the symbol “APDN.” The transfer agent and registrar for our Common Stock is Equiniti Trust Company, LLC. The transfer agent and registrar’s address is 90 Park Avenue, New York, NY 10016.

Private Placement Warrants

Duration and Exercise Price

Each Private Placement Warrant has an exercise price of $0.32 per share of Common Stock and will become exercisable upon the Stockholder Approval Date. The Series C Warrants will expire on the five-year anniversary of the Stockholder Approval Date, the Series D Warrants will expire on the 18-month anniversary of the Stockholder Approval Date and the Placement Agent Warrants will expire on October 30, 2029.

Exercisability

The Private Placement Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the Common Stock underlying the Private Placement Warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of Common Stock purchased upon such exercise. Subject to limited exceptions, a holder of Private Placement Warrants will not have the right to exercise any portion of its Private Placement Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the purchaser prior to issuance of the Private Placement Warrants, 9.99%) of the number of shares of our Common Stock outstanding immediately after giving effect to such exercise. A holder may increase or decrease the beneficial ownership limitation up to 9.99%, provided, however, that any increase in the beneficial ownership limitation shall not be effective until 61 days following notice of such change to the Company.

Cashless Exercise

If at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the Common Stock underlying the Private Placement Warrants, then the Private Placement Warrants may also be exercised, in whole or in part, at such time by means of a cashless exercise, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the Private Placement Warrant.

Under the alternate cashless exercise option of the Series D Warrants, the holder of a Series D Warrant, has the right to receive an aggregate number of shares equal to the product of (x) the aggregate number of shares of Common Stock that would be issuable upon a cash exercise of the Series D Warrant and (y) 1.0.

Reverse Split

The Series D Warrants include a provision that resets their exercise price in the event of a reverse split of our Common Stock, to a price equal to the lesser of (i) the then exercise price and (ii) lowest volume weighted average price (VWAP) during the period commencing five trading days immediately preceding and the five trading days commencing on the date we effect a reverse stock split in the future with a proportionate adjustment to the number of shares underlying the Series D Warrants, subject to a floor of $0.0634.

Fundamental Transactions

In the event of any fundamental transaction, as described in the Private Placement Warrants and generally including any merger with or into another entity, sale of all or substantially all of the Company’s assets, tender offer or exchange offer, or reclassification of the shares of Common Stock, subject to certain exceptions, then upon any subsequent exercise of a Private Placement Warrant, the holder will have the right to receive as alternative consideration, for each share of Common Stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of Common Stock of the successor or acquiring corporation of the Company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of Common Stock for which the Private Placement Warrant is exercisable immediately prior to such event. Notwithstanding the foregoing, in the event of a fundamental transaction, the holders of the Private Placement Warrants have the right to require the Company or a successor entity to purchase the Private Placement Warrants for cash in the amount of the Black Scholes Value (as defined in the Private Placement Warrants) of the unexercised portion of the Private Placement Warrants concurrently with or within 30 days following the consummation of a fundamental transaction. However, in the event of a fundamental transaction which is not in the Company’s control or in which the consideration payable consists of equity securities of a successor entity that is quoted or listed on a nationally recognized securities exchange, the holders of the Private Placement Warrants will only be entitled to receive from the Company or its successor entity, as of the date of consummation of such fundamental transaction the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the Private Placement Warrants that is being offered and paid to the holders of Common Stock in connection with the fundamental transaction, whether that consideration is in the form of cash, stock or any combination of cash and stock, or whether the holders of Common Stock are given the choice to receive alternative forms of consideration in connection with the fundamental transaction.

Transferability

In accordance with its terms and subject to applicable laws, a Private Placement Warrant may be transferred at the option of the holder upon surrender of the Private Placement Warrant to us together with the appropriate instruments of transfer and payment of funds sufficient to pay any transfer taxes (if applicable).

Fractional Shares

No fractional shares of Common Stock will be issued upon the exercise of the Private Placement Warrants. Rather, the number of shares of Common Stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established trading market for the Private Placement Warrants, and we do not expect a market to develop. We do not intend to apply for a listing for the Private Placement Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Private Placement Warrant will be limited.

Rights as a Shareholder

Except as otherwise provided in the Private Placement Warrants or by virtue of the holders’ ownership of shares of Common Stock, the holders of Private Placement Warrants do not have the rights or privileges of holders of our shares of Common Stock, including any voting rights, until such Private Placement Warrant holders exercise their warrants.

Possible Anti-Takeover Effects of Delaware Law and our Certificate of Incorporation and By-Laws

Our Certificate of Incorporation contains provisions that could make it more difficult to acquire control of our company by means of a tender offer, open market purchases, a proxy contest or otherwise. A description of these provisions is set forth below.

Anti-Takeover Effects of Delaware Law

Companies incorporated in Delaware are subject to the provisions of Section 203 of the DGCL, or Section 203, unless the corporation has “opted out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have opted out of Section 203 with an express provision in our Certificate of Incorporation. Therefore, the anti-takeover effects of Section 203 do not apply to us.

In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.

Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions: before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Election and Removal of Directors

Directors will be elected by a plurality of the voting power of the shares present in person or represented by proxy at the stockholders meeting and entitled to vote on the election of directors. Our Certificate of Incorporation does not provide for a classified board of directors or for cumulative voting in the election of directors. Under Article VIII of the Certificate of Incorporation and Section 3.13 of the By-Laws, directors may be removed by the stockholders of the Company only for cause, and in such case only by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of capital stock of the Company then entitled to vote in the election of directors. On December 21, 2015, the Court of Chancery of the State of Delaware invalidated as a matter of law certain provisions of the certificate of incorporation and bylaws of VAALCO Energy, Inc. (“VAALCO”), a Delaware corporation, that permitted the removal of VAALCO’s directors by its stockholders only for cause. In In re VAALCO Energy, Inc. Stockholder Litigation, Consol. C.A. No. 11775-VCL (Del. Ch. Dec. 21, 2015), the Court ruled from the bench to hold that, in the absence of a classified board of directors or cumulative voting, VAALCO’s “only for-cause” director removal provisions conflict with Section 141(k) of the DGCL and are therefore invalid. Because the Company’s Certificate of Incorporation and By-Laws contain similar “only for-cause” director removal provisions and the Company does not have a classified board of directors or cumulative voting, the Company will not attempt to enforce the foregoing “only for-cause” director removal provision in light of the recent VAALCO decision.

Size of Board and Vacancies

The authorized number of directors may be determined by the Board of Directors, provided the board shall consist of at least one (1) member. No decrease in the number of directors constituting the board shall shorten the term of any incumbent director.

Vacancies occurring on our Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by a vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors.

Amendment

The Certificate of Incorporation may be amended in the manner prescribed by the DGCL. The Board of Directors is authorized to adopt, amend, alter or repeal the By-Laws by the affirmative vote of at least a majority of the Board of Directors then in office. No amendment to the Certificate of Incorporation or the By-Laws may adversely affect any indemnification right or protection of any director, officer, employee or other agent existing at the time of such amendment, repeal or adoption of an inconsistent provision for or in respect of any act, omission or other matter occurring, or any action or proceeding accruing or arising prior to such amendment, repeal or adoption of an inconsistent provision.

Authorized but Unissued Shares of Common Stock and of Preferred Stock

We believe that the availability of the “Blank Check” preferred stock under our Certificate of Incorporation provides us with flexibility in addressing corporate issues that may arise. The Board of Directors has the power, subject to applicable law, to issue series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then prevailing market price of the stock. Our Board of Directors may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of Common Stock.

The authorized shares of preferred stock, as well as shares of Common Stock, will be available for issuance without further action by our stockholders, unless action is required by applicable law or the rules of any stock exchange on which our securities may be listed. Having these authorized shares available for issuance allows us to issue shares without the expense and delay of a special stockholders’ meeting. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise. The above provisions may deter a hostile takeover or delay a change in control or management of our company.

Advance Notice Procedure

Our By-Laws provide an advance notice procedure for stockholders to nominate director candidates for election or to bring business before an annual meeting of stockholders. Only persons nominated by, or at the direction of, our Board of Directors or by a stockholder of record who has given proper and timely notice to our secretary prior to the meeting at which such stockholder is entitled to vote and appears, will be eligible for election as a director. In addition, any proposed business other than the nomination of persons for election to our Board of Directors must constitute a proper matter for stockholder action pursuant to a proper notice of meeting delivered to us. For notice to be timely, it must generally be delivered to our secretary not less than 90 nor more than 120 calendar days prior to the first anniversary of the previous year’s annual meeting (or if the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after the anniversary date of the previous year’s annual meeting, not earlier than the 120th calendar day prior to such meeting and not later than either the 90th calendar day prior to such meeting or the 10th calendar day after public disclosure of the date of such meeting is first made by us). These advance notice provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of us.

Special Meetings of Stockholders

Our By-Laws provide that special meetings of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer, or the Board of Directors pursuant to a resolution adopted by a majority of the board.

LEGAL MATTERS

The validity of the issuance of our securities offered in this prospectus will be passed upon for us by McDermott Will & Emery LLP, New York, New York.

EXPERTS

Marcum LLP, independent registered public accounting firm, has audited our consolidated financial statements at September 30, 2024 and 2023. We have incorporated by reference into this prospectus and in the registration statement our financial statements in reliance on Marcum LLP’s report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC also maintains an Internet website that contains the registration statement of which this prospectus forms a part, as well as the exhibits thereto. These documents, along with future reports, proxy statements and other information about us, are available at the SEC’s website, www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act, and, in accordance with this law, file periodic reports and other information with the SEC. These periodic reports and other information are available at the SEC’s website, www.sec.gov. We also maintain a website at http://www.adnas.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

MATERIAL CHANGES

None.

Incorporation of Certain Information by Reference.

We have elected to incorporate certain information by reference into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to other documents we have filed or will file with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any statements in the prospectus or any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future information filed (rather than furnished) with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act between the date of this prospectus and the termination of this offering, provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any current report on Form 8-K:

•	Our Annual Report on Form 10-K for the fiscal year September 30, 2024 filed with the SEC on December 17, 2024.

•	Our Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that are related to such items) filed with the SEC on October 31, 2024, November 7, 2024, November 13, 2024 and December 17, 2024; and

•	The description of our capital stock contained in our registration statement on Form 8-A (File No. 001-36745) filed with the Commission on November 13, 2014, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference in this prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in this prospectus). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Applied DNA Sciences, Inc., 50 Health Sciences Drive, Stony Brook, New York 11790, c/o Investor Relations, telephone: 631-240-8800. You may also access these documents on our website at www.adnas.com.

Information on our website, including subsections, pages, or other subdivisions of our website, or any website linked to by content on our website, is not part of this prospectus and you should not rely on that information unless that information is also in this prospectus or incorporated by reference in this prospectus.

Up to 20,312,500 shares of Common Stock underlying the Series C Warrants

Up to 20,312,500 shares of Common Stock underlying the Series D Warrants

Up to 1,015,625 shares of Common Stock underlying the Placement Agent Warrants

Applied DNA Sciences, Inc.

PRELIMINARY PROSPECTUS

, 2025

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the expenses to be incurred in connection with the offering described in this Registration Statement. All amounts are estimates except the SEC’s registration fee.

Amount to be Paid
SEC Registration Fee	$1,179
Printing expenses	$10,000
Legal fees and expenses	$75,000
Accounting fees and expenses	$7,000
Transfer agent and registrar fees	$5,000
Miscellaneous expenses	$2,000
Total	$100,179

Item 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that the person acted in good faith and in a manner the person reasonably believed to be in our best interests, and, with respect to any criminal action, had no reasonable cause to believe the person’s actions were unlawful. The Delaware General Corporation Law further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The amended and restated certificate of incorporation of the registrant provides for the indemnification of the registrant’s directors and officers to the fullest extent permitted under the Delaware General Corporation Law. In addition, the amended and restated bylaws of the registrant require the registrant to fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the registrant, or is or was a director or officer of the registrant serving at the registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the fullest extent permitted by applicable law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. The registrant’s amended and restated certificate of incorporation provides that the registrant’s directors shall not be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director and that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the registrant’s directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

As permitted by the Delaware General Corporation Law, the registrant intends to enter into separate indemnification agreements with each of the registrant’s directors and certain of the registrant’s officers which require the registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees.

The registrant has obtained and maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not the registrant would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law.

These indemnification provisions and the indemnification agreements the registrant intends to enter into between the registrant and the registrant’s officers and directors may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended.

Item 15.	Recent Sales of Unregistered Securities

February 2022 Offering

On February 21, 2022, concurrently with a registered direct offering of 1,496,400 shares of our Common Stock and/or pre-funded warrants (the “February 2022 Pre-Funded Warrants”) to an institutional investor (the “February 2022 Purchaser”), we issued to the February 2022 Purchaser in a private placement (together with the registered direct offering, the “February 2022 Offerings”) unregistered warrants (“February 2022 Common Warrants”) to purchase up to 1,496,400 shares of Common Stock. Each February 2022 Common Warrant has an exercise price of $2.84 per share, is exercisable six months from the date of issuance and will expire five years from the initial exercise date.

Roth Capital Partners, LLC (the “February 2022 Placement Agent”) acted as the exclusive placement agent for the February 2022 Offerings, pursuant to a placement agency agreement (the “February 2022 Placement Agreement”), dated February 21, 2022, by and between the Company and the February 2022 Placement Agent.

The closing of the February 2022 Offerings took place on February 24, 2022. The February 2022 Common Warrants and shares of Common Stock issuable upon exercise thereof were issued in reliance on the exemptions from registration provided by Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder for transactions not involving a public offering.

The net proceeds from the February 2022 Offerings were approximately $3.7 million. Net proceeds are what we received after paying the placement agent’s fees and other expenses of the offering. The net proceeds exclude the proceeds, if any, from the exercise of the February 2022 Pre-Funded Warrants and the February 2022 Common Warrants sold in the February 2022 Offerings.

Each of the above securities were not registered under the Securities Act and were issued in reliance on the exemptions from registration provided by Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder, for transactions not involving a public offering. The Company filed a registration statement for the resale of the February 2022 Common Warrants on July 19, 2022, and the registration statement was declared effective on July 27, 2022.

January 2024 Offering

On January 31, 2024, the Company entered into a Placement Agreement (the “January 2024 Placement Agreement”) with Maxim Group (“Maxim”) pursuant to which Maxim agreed to serve as the sole placement agent, on a “reasonable best efforts” basis, in connection with the an offering (the “January 2024 Offering”) of 3,228,056 shares of the Company’s Common Stock and pre-funded warrants to purchase up to 2,416,005 shares of Common Stock, and in a concurrent private placement, unregistered common warrants (the “January 2024 Common Warrants”) to purchase up to 41,640,625 shares of Common Stock. Also on January 31, 2024, in connection with the Offering, the Company entered into purchase agreements with the purchasers in the January 2024 Offering (the “January 2024 Purchase Agreements”).

The January 2024 Offering closed on February 2, 2024. The Company received gross proceeds from the January 2024 Offering, before deducting placement agent fees and other estimated offering expenses payable by the Company, of approximately $3.4 million.

Each of the above securities were not registered under the Securities Act and were issued in reliance on the exemptions from registration provided by Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder, for transactions not involving a public offering.

Pursuant to the January 2024 Purchase Agreements, within 45 calendar days from the date of the January 2024 Purchase Agreements, the Company agreed to file a registration statement on Form S-3 (or other appropriate form if the Company is not then S-3 eligible) providing for the resale by the Purchasers of the Shares issuable upon exercise of the Private Common Warrants. The Company agreed to use commercially reasonable efforts to cause such registration statement to become effective within 90 days following the closing date of the Purchase Agreements and to keep such registration statement effective at all times until no Purchaser owns any January 2024 Common Warrants or shares of Common Stock issuable upon exercise thereof. The Company filed the registration statement for this transaction on March 12, 2024, and the registration statement was declared effective on March 20, 2024.

October 2024 Offering

On October 30, 2024, the Company entered into the Purchase Agreement with certain institutional investors, pursuant to which the Company agreed to issue and sell in the Offering (i) 19,247,498 shares Company’s Common Stock and Pre-Funded Warrants to purchase up to 1,065,002 shares of Common Stock, and (ii) Series C Warrants to purchase up to 20,312,500 shares of Common Stock, Series D Warrants to purchase up to 20,312,500 shares of Common Stock and (iii) Placement Agent Warrants to purchase up to 1,015,625 shares of Common Stock.

The Company received gross proceeds from the Offering, before deducting placement agent fees and other estimated offering expenses payable by the Company, of approximately $6.5 million.

Each of the above securities were not registered under the Securities Act and were issued in reliance on the exemptions from registration provided by Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder, for transactions not involving a public offering.

Pursuant to the Purchase Agreement, within 20 calendar days from the date of the Purchase Agreement, the Company agreed to file a registration statement on Form S-1 providing for the resale by the purchasers in the Offering of the shares of Common Stock issuable upon exercise of the Private Placement Warrants. The Company agreed to use commercially reasonable efforts to cause such registration statement to become effective within 50 calendar days following the closing date of the Purchase Agreement (or 90 calendar days following the closing date of the Purchase Agreement in the event that the Commission requires the Company to include its audited year-end financial statements for the fiscal year ended September 30, 2024 in such registration statement) and to keep such registration statement effective at all times until no Purchaser owns any Private Placement Warrants or shares of Common Stock issuable upon exercise thereof.

Item 16.	Exhibit and Financial Statement Schedules

(a) Exhibits.

The exhibit index attached hereto is incorporated herein by reference.

(b) Financial Statement Schedules.

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the U.S. Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by law or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(7) The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit		Incorporated by Reference				Filed or Furnished
Number	Description	Form	Exhibit	File No.	Date Filed	Herewith
2.1*†	Share Purchase Agreement, dated July 12, 2023, by and among Spindle Acquisition Corp., Spindle Biotech Inc., the persons listed on Schedule 1.1 therein, Lai Him Chung and Applied DNA Sciences, Inc.	8-K	2.1	001-36745	7/13/2023
3.1	Conformed version of Certificate of Incorporation of Applied DNA Sciences, Inc., as most recently amended by the Fifth Certificate of Amendment, effective Thursday, September 17, 2020	S-8	4.1	333-249365	10/07/2020
3.2	Conformed version of By-Laws, as amended by the Certificate of Amendment to the By-Laws, effective November 7, 2024.					Previously Filed
4.1	Description of Securities	10-K	4.1	001-36745	12/9/2021
4.2	Form of Pre-Funded Common Stock Purchase Warrant	8-K	4.1	001-36745	2/23/2022
4.3	Form of Common Stock Purchase Warrant	8-K	4.2	001-36745	2/23/2022
4.4	Form of Series A Warrant	8-K	4.1	001-36745	8/9/2022
4.5	Form of Series B Warrant	8-K	4.2	001-36745	8/9/2022
4.6	Form of Prefunded Warrant	8-K	4.3	001-36745	8/9/2022
4.7	Form of Pre-Funded Warrant.	8-K	4.1	001-36745	02/01/2024
4.8	Form of Private Common Warrant.	8-K	4.2	001-36745	02/01/2024
4.9	Form of Pre-Funded Warrant	8-K	4.4	001-36745	05/29/2024
4.10	Form of Series A Warrant	8-K	4.2	001-36745	05/29/2024
4.11	Form of Series B Warrant	8-K	4.3	001-36745	05/29/2024
4.12	Form of Placement Agent Warrant	8-K	4.1	001-36745	05/29/2024
4.13	Form of Pre-Funded Warrant	8-K	4.1	001-36745	10/30/2024
4.14	Form of Series C Common Stock Purchase Warrant	8-K	4.2	001-36745	10/30/2024
4.15	Form of Series D Common Stock Purchase Warrant	8-K	4.3	001-36745	10/30/2024
4.16	Form of Placement Agent Warrant	8-K	4.4	001-36745	10/30/2024
5.1	Opinion of McDermott Will & Emery LLP					Previously Filed
10.1†	Form of employee stock option agreement under the Applied DNA Sciences, Inc. 2005 Incentive Stock Plan	10-Q	4.1	002-90539	05/15/2012
10.2†	Applied DNA Sciences, Inc. 2005 Incentive Stock Plan, as amended and restated	DEF 14A	Appendix A	001-36745	04/04/2019
10.3†	Form of employee stock option agreement under the Applied DNA Sciences, Inc. 2005 Incentive Stock Plan, as amended	10-K	10.1	001-36745	12/14/2015
10.4†	Applied DNA Sciences, Inc. 2020 Equity Incentive Plan	DEF 14A	Appendix A	001-36745	08/03/2020
10.5†	Applied DNA Sciences, Inc. 2020 Equity Incentive Plan Stock Option Grant Notice and Award Agreement	S-8	10.3	333-249365	10/07/2020
10.6†	Employment Agreement, dated July 1, 2016, between James A. Hayward and Applied DNA Sciences, Inc.	8-K	10.1	001-36745	8/2/2016
10.7†	Form of Indemnification Agreement dated as of September 7, 2012, by and between Applied DNA Sciences, Inc. and each of its directors and executive officers	8-K	10.1	002-90539	9/13/2012
10.8*	License Agreement with Himatsingka America, Inc. dated June 23, 2017	10-Q	10.1	001-36745	8/10/2017
10.9+	Patent and Know-How License and Cooperation Agreement, dated March 28, 2019, between the Company, APDN (B.V.I.), Inc., and ETCH BioTrace S.A.	10-Q	10.10	001-36745	5/9/2019

10.10	Amendment to Leases, dated January 17, 2020, by and between Long Island High Technology Incubator, Inc. and Applied DNA Sciences, Inc.	10-Q	10.5	001-36745	08/06/2020
10.11	Registration Rights Agreement, dated October 7, 2020, by and between Applied DNA Sciences, Inc. and Dillon Hill Capital, LLC.	8-K	10.4	001-36745	10/14/2020
10.12	Registration Rights Agreement, dated October 7, 2020, by and between Applied DNA Sciences, Inc. and Dillon Hill Investment Company LLC.	8-K	10.5	001-36745	10/14/2020
10.13	Equity Distribution Agreement, dated November 7, 2023, by and between Applied DNA Sciences, Inc. and Maxim Group LLC	8-K	10.1	001-36745	11/7/2023
10.14†	Letter Agreement, dated January 4, 2024, by and between Applied DNA Sciences, Inc. and James A. Hayward.	8-K	10.1	001-36745	1/5/2024
10.15†	Letter Agreement, dated January 4, 2024, by and between Applied DNA Sciences, Inc. and Judith Murrah.	8-K	10.2	001-36745	1/5/2024
10.16	Amended and Restated Lease Agreement, dated February 24, 2023, by and between Long Island High Technology Incubator, Inc. and Applied DNA Sciences, Inc. (Office Lease).	8-K	10.1	001-36745	02/28/2023
10.17	Amended and Restated Lease Agreement, dated February 24, 2023, by and between Long Island High Technology Incubator, Inc. and Applied DNA Sciences, Inc. (Laboratory Lease).	8-K	10.2	001-36745	02/28/2023
10.18	Lease Renewal Agreement dated January 10, 2024 (Laboratory Lease).	10-Q	10.3	001-36745	02/08/2024
10.19	Placement Agency Agreement by and between Applied DNA Sciences, Inc. and Maxim Group LLC, dated January 31, 2024.	8-K	10.1	001-36745	02/01/2024
10.20	Form of Securities Purchase Agreement, dated January 31, 2024, by and between Applied DNA Sciences, Inc. and the parties thereto.	8-K	10.2	001-36745	02/01/2024
10.21	Form of Purchase Warrant Amendment	8-K	10.1	001-36745	04/19/2024
10.22	Form of Book-Entry Warrant Amendment	8-K	10.2	001-36745	04/19/2024
10.23	Form of Placement Agency Agreement by and between Applied DNA Sciences, Inc. Craig-Hallum Capital Group LLC and Laidlaw & Company (UK) Ltd.	8-K	10.1	001-36745	05/29/2024
10.24	Form of Securities Purchase Agreement, dated October 30, 2024, by and between Applied DNA Sciences, Inc. and the parties thereto.	8-K	10.1	001-36745	10/30/2024
10.25	Form of Warrant Amendment	8-K	10.2	001-36745	10/30/2024
10.26	Waiver of Negative Covenant	8-K	10.3	001-36745	10/30/2024
14.1	Code of Business Conduct and Ethics.	10-K	14.1	001-36745	12/14/2022
21.1	Subsidiaries of Applied DNA Sciences, Inc.
23.1	Consent of Marcum LLP					Filed
23.2	Consent of McDermott Will & Emery LLP (included in Exhibit 5.1)					Previously Filed
24.1	Power of Attorney (included on signature page)					Previously Filed
107	Filing Fee Table					Previously Filed

†	Indicates a management contract or any compensatory plan, contract or arrangement.

*	A request for confidentiality has been granted for certain portions of the indicated document. Confidential portions have been omitted and filed separately with the SEC as required by Rule 24b-2 promulgated under the Exchange Act.

+	Portions of this exhibit have been omitted because the information is both not material and is the type that the Company treats as private or confidential. The omissions have been indicated by bracketed asterisks (“[***]”).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Stony Brook, State of New York, on the 10th day of January, 2025.

APPLIED DNA SCIENCES, INC.

By:	/s/ James A. Hayward
James A. Hayward
Chief Executive Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James A. Hayward James A. Hayward	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	January 10, 2025

/s/ Beth Jantzen Beth Jantzen	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 10, 2025

* Robert B. Catell	Director	January 10, 2025

* Joseph D. Ceccoli	Director	January 10, 2025

* Sanford R. Simon	Director	January 10, 2025

* Yacov A. Shamash	Director	January 10, 2025

* Elizabeth M. Schmalz Shaheen	Director	January 10, 2025

*By:	/s/ Beth Jantzen
Name: Beth Jantzen
Title: Attorney-in-Fact